Exhibit 23.4

Consent of Independent Auditors

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the use of our reports with respect to the statements of revenue and certain expenses of 100 Technology Center Drive, Carrier Center, Comverse Technology Building, Savvis Data Center, Webb at LBJ, AboveNet Data Center, 200 Paul Avenue, 1100 Space Park Drive for the year ended December 31, 2003, the statements of revenue and certain expenses of 833 Chestnut Street and Lakeside Technology Center for the year ended December 31, 2004, and the combined statements of revenue and certain expenses of Savvis Portfolio for the period from March 5, 2004 through December 31, 2004 included herein and to the reference to our firm under the heading “Experts” in the registration statement and related prospectus. Our reports refer to the fact that the statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expenses.

KPMG LLP

Los Angeles, California

July 1, 2005